YARRAMAN

EST. 1958

23rd October 2006.

Private & Confidential

Warrick Duthy
Warrick Duthy Consulting Pty Ltd
12 Gilles Rd,
Glen Osmond, South Australia 5064

Dear Warrick,

Re; Ongoing Consultancy with Yarraman Winery Inc

In accordance with the agreement our company entered into in March 2006 with your company, the directors of Yarraman Winery Inc, would firstly like to thank you for dedicated efforts over the last 6 months. Your valued input with the company's strategic developments and merger activities has been invaluable. It has been a great pleasure to work with you over this period and the company has benefited dramatically from your knowledge & experience.

As recently discussed we appreciate that the vesting milestones as outlined in your original proposal have now changed based on various circumstances and therefore we have agreed to the following changes to your existing agreement.

Vesting Milestone # 1 @ 50,000 shares or US$100,000 in shares (whichever is greater)
Based on the work that you have performed to date the "Vesting Milestone #1" has been accomplished and therefore you are now entitled to your initial 50,000 shares in Yarraman Winery Inc are now fully vested.

Vesting Milestone # 2@ 50,000 shares or US$100,000 in shares (whichever is greater)
We accept that this milestone will be fully vested as soon as you have completed the legal & accounting arrangements associated with the establishment of Universal Wines & Spirits (Asia) and finalised the agreement with Yarraman Estate. It is our understanding that this will be finalised before the end of November 2006 and therefore your second entitlement to 50,000 shares will be accomplished.

Vesting Milestone # 3 @ 100,000 shares or US$200,000 in shares (whichever is greater)
Based on decision for the company to focus the majority of its efforts in recent months on the potential merger with Evans & Tate Ltd, it has been agreed that this milestone would be fully vested upon the achievement of a successful merger with this company.

Ongoing Relationship
We appreciate that there has been many discussions to date regarding your ongoing involvement with the company and your valued experience. Therefore, the directors have agreed to offer to you the position of Executive Vice Chairman of Yarraman Winery Inc. This role would be a part time (3 days per week) position with your key responsibilities being future mergers & acquisitions,

strategic planning, integration and coaching of the management team. This position is being offered on the condition that the company completes a successful merger with Evans & Tate. In the event that this merger is finalised, your role as Executive Vice Chairman would be compensated as follows:

$250,000 p.a. consulting fee to paid to your company. A bonus of up to 50% of your base consulting fee based on the company achieving mutually agreed EBITDA projections

In the event that the role proves to be a greater commitment than the 3 days per week outlined above, the salary package will be subject to review between this level and the extra time required.

In addition to the above you or your company would be offered 500,000 Executive Stock options at a price to be mutually agreed, based on the YRMN share price at the time the merger is finalised in the Yarraman Winery Inc Executive Incentive Plan when adopted. These options would have a vesting period of 4 years and would progressively vest at 12/48th p.a. based on a combination your services provided and on you achieving some mutually agreed KPI's.

Interim Period
During the period between the signing of the Heads of Agreement for the potential merger with Evans and Tate Ltd and the completion of the merger it is agreed that you will provide consultancy services at four days per month for consultancy fees of $6000 per month. It is further agreed if additional consulting days are required the fees will be at $1500 per day.

In the event the company is not successful in a merger with Evans & Tate the company would be prepared to enter into a mutually acceptable ongoing consultancy arrangement with your company on terms to be agreed.

Warrick, all of the directors have really appreciated your efforts to date and on behalf of the board of directors we would like to thank you for your devotion and dedication in assisting Yarraman hopefully achieving its "End Play".

Yours Truly

Bill Stubbs
Chairman

Warrick,
Please confirm your agreement to the contents of this letter by signing the following statement and return a copy to me.

I Warrick Duthy confirm my agreement to the contents of this letter as set out above.

Warrick Duthy
Warrick Duthy Consulting Pty Ltd.